Exhibit 99.2

NEWS RELEASE

	Contacts:	Forbes Energy Services Ltd.
L. Melvin Cooper, SVP & CFO
361-664-0549

FOR IMMEDIATE RELEASE		DRG&E
Ken Dennard, Managing Partner
Ben Burnham, AVP
713-529-6600

Forbes Energy Services Announces

Extension of Consent Solicitation

ALICE, TEXAS – July 20, 2010 – Forbes Energy Services Ltd. (TSX: FRB) (the “Company”) announced today that it is extending the previously announced consent solicitation with respect to the 11% Senior Secured Notes due 2015 (the “Notes”) issued by two of its subsidiaries, Forbes Energy Services LLC and Forbes Energy Capital Inc. The consent solicitation, which was scheduled to expire at 4:30 p.m., New York City time, on Tuesday, July 20, 2010, will now expire at 4:30 p.m., New York City time, on Friday, July 23, 2010, unless further extended.

All other terms of the consent solicitation remain unchanged. Holders of the Notes who have already properly delivered their consents do not need to deliver new consents or take any other action in response to this extension. Holders wishing to submit consents may use the Letter of Consent provided with the Consent Solicitation Statement dated July 6, 2010 (the “Statement”) by following the procedures set forth therein.

For a complete statement of the terms and conditions of the consent solicitation and of the proposed amendments to the indenture governing the Notes, holders of the Notes should refer to the Statement.

Questions regarding the consent solicitation may be directed to the Company at (361) 664-0549. Wells Fargo Bank, National Association is serving as Tabulation Agent in connection with the consent solicitation. Requests for assistance in delivering consents or for additional copies of the Statement or the related solicitation documents should be directed to the Tabulation Agent at Wells Fargo Bank, National Association, 45 Broadway, 14th Floor, New York, NY 10006, Telephone: (212) 515-1589.

This announcement is not a solicitation of consent with respect to any notes. The consent solicitation is being made solely by the Statement.

About the Company

Forbes Energy Services Ltd. is an independent oilfield services contractor that provides a broad range of drilling-related and production-related services to oil and natural gas companies,

primarily onshore in Texas, Mississippi and Mexico.

Forward-Looking Statements

This press release includes forward-looking statements concerning the Company’s consent solicitation in connection with its senior secured notes. There can be no assurance that the consent solicitation and the transactions associated therewith will be consummated. These forward-looking statements are based upon management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company and which could cause actual results to differ materially from such statements.

Additional factors that you should consider are set forth in detail in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 (the “Form 10-K”), which was previously filed, as well as other filings the Company has made with the Securities and Exchange Commission.